Exhibit 99.1

4630 S. Arville, Suite E, Las Vegas, Nevada 89103-5355

Phone 702.798.5752 Fax 702.798.5762 www.agegaming.com

AG&E Holdings Inc. Announces Completion of Merger with Advanced Gaming Associates LLC

Chicago, Illinois – December 1, 2016 --- AG&E Holdings Inc. (NYSE MKT: WGA) (the “Company”) today announced that it has completed the acquisition of Advanced Gaming Associates LLC (“AGA”).

Upon completion of the transaction, Anthony Spier stepped down as Chairman, President and Chief Executive Officer of the Company and Anthony Tomasello became the President and interim Chief Executive Officer.

The Company had intended to issue a cash distribution to its stockholders prior to the Closing. However, based upon, among other things, the Company’s upcoming cash needs in the next several years, the Company’s board of directors determined that a cash distribution was not advisable at this time.

“We are excited to combine these two great companies and believe that, with our increased size, scale and reach, we will be able to explore new opportunities in our industry.” said Anthony Tomasello. “I thank the leadership teams and employees of both organizations for their continuing dedication and look forward to the opportunities ahead for our combined company.”

About AG&E Holdings Inc.

AG&E Holdings Inc. is a leading parts distributor to the casino and gaming markets. It sells parts and services to more than 700 casinos in North America with offices in Las Vegas, Nevada, Miami, Florida and Burr Ridge, Illinois.

Safe Harbor

This press release contains forward-looking statements within the meaning of the federal securities laws. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for such forward-looking statements. The words believe, expect, anticipate, estimate, will, and other similar statements of expectation identify forward-looking statements. Those statements include statements regarding the intent, belief or expectations of the Company and its management. Readers are cautioned that the forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those expressed in any forward-looking statement. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, development of competing technologies, availability of adequate credit, interruption or loss of supply from key suppliers, increased competition, the regulatory process and regulatory and legislative changes affecting the gaming industry. AG&E Holdings Inc. assumes no obligation to update the information contained in this release to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.